EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is effective as of December 27, 2005 (the “Effective Date”) between New Century Financial Corporation, a Maryland corporation (the “Company”), and Patrick J. Flanagan (“Executive”) and, as of the Effective Date, supersedes all prior employment agreements between Executive and the Company.

WHEREAS, Executive and Company are currently parties to an Employment Agreement dated January 1, 2004, as subsequently amended (the “Prior Employment Agreement”); and

WHEREAS, Executive and Company desire to continue Executive’s employment with the Company on different terms and conditions that are mutually satisfactory to the parties; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Executive and Company agree as follows:

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth. Executive and Company agree that from and after the Effective Date, the Prior Employment Agreement shall be of no further force and effect and that this Agreement, including Exhibits, shall govern the parties employment relationship and other matters addressed herein.

1.1 Employment. The Company hereby employs Executive, and Executive agrees to serve, as the Company’s Executive Vice President during the Employment Period (as defined below). The term of employment of Executive hereunder (“Employment Period”) will be for the period commencing on the Effective Date and ending on June 30, 2006, subject to earlier termination pursuant to Section 4.2.

1.2 Release. Concurrent with the execution of this Agreement, Executive and the Company shall execute the Mutual General Release Agreement attached hereto as Exhibit A. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall be null and void if Executive revokes such Mutual General Release Agreement (or the release contained therein) within any revocation period afforded by applicable law.

ARTICLE II

COMPENSATION

2.1 Base Salary. From the Effective Date through December 31, 2005, the Company shall pay to Executive a base salary (the “Base Salary”) at an annualized rate of $577,500.00. The Base Salary shall be payable in substantially equal semi-monthly installments.

2.2 Bonuses. Executive shall receive the remaining sum payable for his 2005 bonus, pursuant to the terms of the New Century Financial Corporation 2004 Performance Incentive Plan Performance-Based Award Agreed for the 6-Month Period Ending December 31, 2005 (including Exhibit A thereto) by and between the Company and Executive (such amount estimated to be $1.232 million; Total Estimated Award for 2005 is $1,354,814, of which $172,224 was previously paid. Balance remaining due pursuant to 150% cash cap ($866,250) is $694,026; remaining sum exceeding cash cap is currently estimated at $488,564 to be paid in cash or common stock). The final amount shall be approved by the Compensation Committee of the Company’s Board of Directors. Any bonus payment shall be paid pursuant to the Company’s current payroll practices and is subject to tax withholding and other authorized deductions.

2.3 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services requested hereunder, including all reasonable expenses of travel, and other reasonable out-of-pocket expenses incurred while in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.4 Benefits. Executive shall be entitled to participate in and be covered by all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the “Company Benefit Plans”) on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements. Executive will continue to be covered by the Company’s directors and officers insurance policies with substantially the same coverage as provided to executive officers of the Company.

2.5 Personal Leave of Absence. The Company and Executive agree that from January 1, 2006 through June 30, 2006, Executive shall be on a personal leave of absence (the “Leave”). Notwithstanding anything to the contrary in this Agreement, during the Leave, Executive shall be relieved of all duties and responsibilities as an officer of the Company and its affiliated entities and shall not have authority to bind the Company or any of its affiliated entities, provided, however, Executive agrees that he will during the Employment Period (including the Leave) make himself reasonably available to provide information and answer questions regarding business matters in which he was involved prior to the Leave and to cooperate with the Company in signing such legal documents as the Company requests in operating its on-going business until the Company can make arrangements for new authorized signatories.

(a) During the Leave, Executive shall be paid Base Salary at a rate of $76,445 per month, to be paid in monthly or semi-monthly installments. Executive will continue to be eligible to receive medical benefits including insurance and medical expense reimbursement plans and other medical arrangements in which Executive participated in 2005. Executive shall not be entitled to accrue any vacation benefits or be paid any additional amount for any holidays during the Leave.

(b) During the Leave, Executive will have no bonus opportunity with respect to the first and second quarters of fiscal 2006.

2.6 Equity-Based Compensation. Executive shall not be entitled to any new equity-based compensation grants from the Company or any of its affiliates. As to equity-based awards previously granted by the Company to Executive, Executive and the Company agree to the modifications set forth on Exhibit C hereto as to the awards identified therein. Such modifications are effective immediately and no amount is payable with respect thereto or in respect thereof.

ARTICLE III

NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any Trade Secrets of the Company or any of its affiliates. The parties agree that the following constitute “Trade Secrets”:

(a) information about the Company’s (or any Company affiliate’s) products, techniques, processes, services, clients, employee relationships, employee compensation, marketing strategy and/or business plans, information relative to client lists, business development plans, business studies, projections, business practices and finances (individually or in the aggregate), and highly confidential personal and financial information of the Company’s (or any of its affiliate’s) customers;

(b) All computer programs and databases belonging to the Company (or any Company affiliate), including, but not limited to:

(i)	New Century’s AE Lounge;

(ii)	New Century’s database applications for integrating data for marketing, sales, and loan origination systems into a real-time data system, including applications to map brokers and applications for Account Executives to manage their territories;

(iii)	Loan pricing models;

(iv)	Automated systems for underwriting and appraisal; and

(v)	Information contained in New Century’s data warehouse and marketing databases.

(c) All business practices and methodologies of the Company and each of its affiliates, which include, but are not limited to:

(i)	The flow used to process loans;

(ii)	Organizational structure and practices within the production groups;

(iii)	Operational practices to ensure proper handling of risks associated with appraisals and loan originations; and

(iv)	New Century’s flash report and other informational reports designed to track the performance of New Century’s products.

(d) All business studies performed by the Company (or any of its affiliates) to:

(i)	Improve marketing strategies and techniques; and

(ii)	Improve market awareness and concentration.

(e) All broker lists and broker information, including, but not limited to:

(i)	Identities of current and prospective brokers;

(ii)	Broker reports;

(iii)	Broker contact information, including identities of contact persons for brokers;

(iv)	Broker fundings;

(v)	Broker affiliations with Account Executives;

(vi)	Broker business volume;

(vii)	Broker pricing specials;

(viii)	Preferences and requirements of brokers with respect to products, services, terms, pricing information, and other matters; and

(ix)	Broker status information.

(f) All loan characteristics reports for production by product and credit grade of the Company (or any Company affiliate).

(g) All preferences of investors for purchasing loan pools.

(h) All strategies pertaining to Secondary Market execution.

(i) All employee lists and employee contact information (including, but not limited to, positions held and home telephone numbers).

(j) All information regarding borrowers of the Company (or any Company affiliate).

(k) All sales and marketing programs and strategies of the Company (or any Company affiliate).

(l) All information regarding the compensation structure for, and amounts paid to, employees of the Company (or any Company affiliate).

(m) All information on the productivity of employees of the Company (or any Company affiliate), including, but not limited to, information regarding the highest producing Account Executives and/or Loan Officers.

(n) All account retention programs for Account Executives and/or Loan Officers of the Company (or any Company affiliate).

(o) All documents and information concerning New Century’s Servicing Division (“Servicing”), including, but not limited to:

(i)	Servicing and collection software;

(ii)	Knowledge of New Century’s Servicing Division including, but not limited to, delinquency, collection, and foreclosure statistics and procedures including training manuals, dealings with customers, and strategies and techniques concerning collections;

(iii)	Loan characteristics for any of the loans serviced by New Century;

(iv)	30, 60, and 90-day delinquency numbers;

(v)	Servicing contracts with third party providers, including, but not limited to consumer reporting agencies, broker lists for broker price opinions, real estate agents, and appraisers;

(vi)	Complaint and litigation specifics or statistics; and

(vii)	Asset management or foreclosure figures including number of houses, days on the market, profitability or resale figures.

(p) All documents and information concerning ratings agency and investor comments and perception of the Company (and any of its affiliates) that is not publicly available in its or their reports.

3.2 Return of Confidential Material. Executive shall promptly deliver to the Company upon the termination of Executive’s employment with the Company, for any reason, or any time the Company may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company, including all copies, wherever and however located, including electronically, of such materials which Executive may then possess or have under Executive’s control. Upon termination of Executive’s employment with the Company, Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

3.3 No Competing Employment. During the Employment Period, Executive shall not, without prior written approval of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit (a “Competing Company”). Notwithstanding the foregoing, Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Company’s Board of Directors, Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor.

3.4 Prohibition on Solicitation of Customers. During the term of Executive’s employment with the Company and for a period of one year thereafter, Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

3.5 Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the term of Executive’s employment with the Company and for a period of one year thereafter, Executive will not directly or indirectly solicit any of the Company’s employees, agents, or independent contractors to leave the employ of the Company for a Competing Company.

3.6 Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Article III are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

3.7 Cooperation. Executive agrees that during his employment (including during the Leave) and thereafter, he shall respond to all inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during Executive’s employment by the Company, and Executive further agrees to cooperate fully with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which Executive was employed by the Company or relating to matters of which Executive has or should have knowledge or information. Executive further agrees that, except as required by law, Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies and will provide the Company with notice of any subpoena or other request for such information or testimony.

3.8 Remedy for Breach of Article 3. In the event Executive breaches any provision contained in Article III, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Company may have, the Company shall have the right, in its sole discretion, to take any or all of the following actions: (a) terminate the payments and benefits contemplated by this Agreement and/or (b) terminate any and all stock options and other equity-based awards theretofore granted to Executive by the Company (to the extent not theretofore exercised or paid, as applicable); provided, however, that if a cure is reasonably possible in the circumstances, the Company shall provide Executive with written notice of the breach and shall not take any of the above actions unless Executive fails to cure the breach within ten (10) business days’ after such notice.

ARTICLE IV

TERMINATION

4.1 Expiration. Unless Executive and the Company mutually agree to continue Executive’s employment on mutually acceptable terms and conditions and subject to earlier termination pursuant to Section 4.2, Executive’s employment with the Company shall terminate on June 30, 2006 (the “Expiration Date”). In the event Executive’s employment terminates on the Expiration Date, then on or before the Expiration Date the Company shall pay to Executive (i) his Base Salary through the last day of his employment by the Company, (ii) any vacation earned but not taken through the last day of his employment by the Company, (iii) the earned, but unpaid Incentive Compensation Bonus, if any, for 2005, and (iv) any amounts due Executive pursuant to Section 2.4 through the last day of his employment by the Company (collectively, the amounts in clauses (i) through (iv) are referred to as the “Accrued Obligations”). The Company shall thereafter have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or accrued under the existing Company Benefit Plans or any other Agreements or arrangements applicable to Executive. Without limiting the generality of the foregoing Executive acknowledges that he shall not be entitled to any severance payments upon the termination of Executive’s employment on the Expiration Date.

4.2 Other Terminations of Employment. In the event of Executive’s death during the Employment Period, Executive’s employment by the Company shall automatically terminate. In addition, the Company or Executive may terminate Executive’s employment by the Company at any time by written notice to the other; provided that the Company shall only terminate Executive’s employment pursuant to this Section 4.2 for a legitimate business reason that is not a punitive action against Executive. In the event of any termination of Executive’s employment pursuant to this Section 4.2, the Company shall pay the Accrued Obligations to Executive. In addition, if the termination of Executive’s employment is by the Company other than for Cause (and, for purposes of clarity, such termination is not pursuant to Section 4.1), then Executive’s then-outstanding and otherwise unvested equity-based compensation awards theretofore granted by the Company shall automatically become fully vested and the Company shall promptly pay Executive a cash lump sum amount equal to the Base Salary Executive would have otherwise been entitled to receive from the Company after the date of such termination had he continued to be employed through June 30, 2006 (including the period of the Leave); provided that Executive deliver to the Company a Separation and General Release Agreement in a form satisfactory to the Company. After any termination of Executive’s employment pursuant to this Section 4.2, the Company shall thereafter have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or accrued under the existing Company Benefit Plans or any other Agreements or arrangements applicable to Executive. Without limiting the generality of the foregoing Executive acknowledges that he shall not be entitled to any severance payments upon the termination of Executive’s employment (except as expressly provided otherwise in this Section 4.2 in connection with a termination of employment by the Company other than for Cause). For purposes of this Agreement, “Cause” means:

(i) Executive’s conviction of any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(ii) Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence upon the Company;

(iii) Executive’s commission of an act of fraud or material dishonesty during the term of this Agreement upon the Company;

(iv) Executive’s repeated, willful failure or refusal to perform his duties as required by this Agreement on an exclusive and full-time basis or any other material breach by Consultant of his obligations under this Agreement; provided that termination of Executive’s employment pursuant to this subparagraph (iv) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board of Directors of the Company stating the nature of such failure or refusal and affording Executive at least ten (10) business days to correct the act or omission complained of to the satisfaction of the Board of Directors; and

(v) Executive’s willful violation during the term of this Agreement of any reasonable rule or regulation of the Board of Directors applicable to all senior executives; provided that termination pursuant to this subparagraph (v) shall not constitute valid termination unless Executive shall have first received written notice from the Board of Directors of the Company stating the nature of such violation and affording Consultant at least ten (10) business days to correct the act or omission complained of to the satisfaction of the Board of Directors.

4.3 Consulting Relationship. Concurrently with the execution of this Agreement, Executive and the Company shall execute the Consulting Agreement attached hereto as Exhibit, which, provided the following conditions precedent have been satisfied, shall commence on July 1, 2006. Notwithstanding anything to the contrary herein or in the Consulting Agreement, the Consulting Agreement shall not become effective and enforceable unless (i) Executive has performed his obligations under this Agreement and is not in breach of this Agreement as of the Expiration Date, (ii) Executive’s employment by the Company terminates at the close of business on June 30, 2006 (and not before that date, unless an earlier termination is a result of a termination of employment by the Company other than for Cause), and (iii) Executive executes and delivers to the Company the Supplemental Release attached hereto as Exhibit B after his last day of employment by the Company (and Executive does not revoke such Supplemental Release (or the release contained therein) within any revocation period afforded by applicable law). The Company shall pay Executive $20,000 promptly after the Supplemental Release referred to in the preceding sentence is received from Executive (after having been fully executed by him) and such Supplemental Release has been irrevocable by Executive under applicable law.

4.4 Effect of Termination. Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned as a director and/or officer of the Company and all subsidiaries, if applicable, without the giving of any notice or the taking of any other action.

ARTICLE V

ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1 Assumption of Obligations. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such assumption and agreement in a written instrument prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in this Agreement shall in addition include such employer.

5.2 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

ARTICLE VI

GENERAL PROVISIONS

6.1 Non-Disparagement. Executive agrees that he shall not at any time (during the Leave or at any time thereafter) (i) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, professionally, the Company or any of its affiliates, past and present, and each of them, as well as its and their directors, officers, agents, attorneys, insurers, employees, stockholders, and successors, past and present, and each of them, or (ii) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates. Neither the Company nor any of its executive officers or directors shall at any time, directly or indirectly, make or ratify any statement, public or private, oral or written, to any third-party that disparages Executive professionally. Directors, employees and contracted consultants are not third-parties for this purpose.

6.2 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612 Attn: President

If to Executive:	Mr. Patrick J. Flanagan

33 Rockrose
Aliso Viejo, CA 92656

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.3 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.4 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.

6.5 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.7 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

6.8 Entire Agreement. This Agreement (including attached exhibits) constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof, except that the parties acknowledge that they have in the past and may in the future enter into stock option or other equity-based award agreements reflecting stock option and any other equity-based awards to Executive. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.9 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.9, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section 5.1.

6.10 Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Executive and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties may mutually agree to mediate any dispute prior to or following submission to arbitration.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEW CENTURY FINANCIAL CORPORATION

By: /s/ Brad A. Morrice

EXECUTIVE

/s/ Patrick J. Flanagan

EXHIBIT A

MUTUAL GENERAL RELEASE AGREEMENT

1. Release by Executive. Except for any Accrued Benefits set forth in Section 2 below, Patrick J. Flanagan (“Executive”), on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue New Century Financial Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other Claims resulting from any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance.

2. Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals 184 hours of pay), salary for the current pay period, and the sums remaining due for Executive’s Performance Based Bonus for the period ended December 31, 2005 (currently estimated to be $1.232 million) (“Accrued Benefits”) to the extent not heretofore paid, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3. Release by the Company. The Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, hereby acknowledges fully and complete satisfaction of and releases and discharges and covenants not to sue Executive and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, from and with respect to any and all Claims, arising out of or in any way connected with Executive’s employment with any of them.

4. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all Claims as stated above. Accordingly, Executive and the Company each hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims referred to in Sections 1 and 3 above. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each of Executive and the Company acknowledges that he or it later may discover Claims or facts in addition to or different from those which Executive or the Company, respectively, now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, each of Executive and the Company hereby waives, as to the Claims referred to in Sections 1 and 3 above, any Claims that might arise as a result of such different or additional Claims or facts.

5. Additional Release by Executive. In addition to the release set forth in Section 1 above, Executive, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee (individually and collectively, “Individual Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action (collectively, “Known Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company. Executive represents and agrees that he has no knowledge of any facts or circumstances that may reasonably constitute or lead to any such Known Claim.

6. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on December 27, 2005 and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

7. No Transferred Claims. Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 27th day of December 2005, at Orange County, California.

“Executive”

Patrick J. Flanagan

“Company”
NEW CENTURY FINANCIAL CORPORATION

By:

Brad A. Morrice

EXHIBIT B

SUPPLEMENTAL RELEASE

1. Release. Patrick J. Flanagan (“Executive”), on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue New Century Financial Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other Claims resulting from any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance.

2. Release by the Company. The Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, hereby acknowledges fully and complete satisfaction of and releases and discharges and covenants not to sue Executive and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, from and with respect to any and all Claims, arising out of or in any way connected with Executive’s employment with any of them.

3. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all Claims as stated above. Accordingly, Executive and the Company each hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims referred to in Sections 1 and 2 above. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each of Executive and the Company acknowledges that he or it later may discover Claims or facts in addition to or different from those which Executive or the Company, respectively, now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, each of Executive and the Company hereby waives, as to the Claims referred to in Sections 1 and 2 above, any Claims that might arise as a result of such different or additional Claims or facts.

4. Additional Release by Executive. In addition to the release set forth in Section 1 above, Executive, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee (individually and collectively, “Individual Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action (collectively, “Known Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company. Executive represents and agrees that he has no knowledge of any facts or circumstances that may reasonably constitute or lead to any such Known Claim.

5. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(e) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(f) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(g) He was given a copy of this Agreement on June      , 2006 and informed that he had twenty-one (21) days within which to consider the Agreement; and

(h) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

6. No Transferred Claims. Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

[Continued on the next page.]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this      day of      2006, at      County, California.

“Executive”

Patrick J. Flanagan

“Company”
NEW CENTURY FINANCIAL CORPORATION

By:

Brad A. Morrice

EXHIBIT C

EQUITY-BASED COMPENSATION MODIFICATIONS

The stock options granted by the Company to Executive on or about March 10, 2005 are terminated in their entirety.

The restricted stock award granted by the Company to Executive on or about March 10, 2005 is terminated in its entirety.

The restricted stock award granted by the Company to Executive on or about June 24, 2005 is terminated in its entirety.

In the event of a change in control of the Company (as such term is defined in the applicable stock plan under which such award was granted) in connection with which the stock options and restricted stock awards granted by the Company to its executive officers generally become fully vested, any stock options and restricted stock awards granted by the Company to Executive that are then-outstanding and otherwise unvested shall become fully vested to the same extent as the corresponding awards held by other executive officers of the Company.

Each stock option, dividend equivalent right and restricted stock award referred to below is amended such that the portion of the award originally scheduled to vest on or about the corresponding “Original Vesting Date” set forth below shall now vest on the corresponding “Revised Vesting Date” set forth below; provided that each such portion of an award shall vest on the corresponding Revised Vesting Date only if Executive has remained continuously employed by or continuously providing service pursuant to the Consulting Agreement to the Company through such Revised Vesting Date.

	Approximate	Original	Revised
Type of Award	Date of Grant	Vesting Date	Vesting Date
Stock Option (NQ) Restricted Stock Stock Option (ISO) Stock Option (NQ) Stock Option (ISO) Stock Option (NQ) Restricted Stock Div. Equiv. Right	October 5, 2001 January 21, 2003 October 5, 2001 February 22, 2002 February 22, 2002 January 21, 2003 January 21, 2004 March 10, 2005	[1] [1] [1] [1] [1] [1] [1]	June 30, 2006 50% on June 20, 2006 and 50% on September 30, 2006 September 30, 2006 March 31, 2006 December 31, 2006 March 31, 2007 December 31, 2006 March 31, 2006

Stock Option (NQ) Stock Option (ISO) Stock Option (NQ) Stock Option (NQ)	October 5, 2001 October 5, 2001 February 22, 2002 January 21, 2003	[2] [2] [2]	March 31, 2007 September 30, 2007 June 30, 2007 June 30, 2007

Stock Option (NQ) Stock Option (ISO) Stock Option (NQ) Stock Option (NQ)	October 5, 2001 October 5, 2001 February 22, 2002 January 21, 2003	[3] [3] [3]	September 30, 2007 December 31, 2007 September 30, 2007 March 31, 2008

Stock Option (NQ) Stock Option (ISO) Stock Option (NQ) Stock Option (NQ)	October 5, 2001 October 5, 2001 February 22, 2002 January 21, 2003	[4] [4] [4]	December 31, 2007 March 31, 2008 December 31, 2008 June 30, 2008

Stock Option (NQ) Stock Option (NQ) Stock Option (ISO) Restricted Stock Div. Equiv. Right	February 22, 2002 January 21, 2003 February 22, 2002 January 21, 2004 March 10, 2005	[5] [5] [5] [5]	June 30, 2008 September 30, 2008 June 30, 2008 September 30, 2006 March 31, 2007

Stock Option (NQ)	January 21, 2003		December 31, 2008

Stock Option (ISO) Div. Equiv. Right	January 21, 2003 March 10, 2005	[7]	December 31, 2008 March 31, 2008

In the event Executive is no longer employed by the Company and no longer provides services to the Company pursuant to the Consulting Agreement, any then-unvested portion of any equity-based award granted by the Company to Executive shall thereupon immediately terminate (subject to any accelerated vesting required by this Agreement or the Consulting Agreement in the circumstances) and Executive shall have 30 days to exercise any stock option granted by the Company to Executive (to the extent such option is outstanding and vested upon such termination, and subject, in all cases, to the expiration of the award at the end of its maximum term and to any termination of the award in connection with a change in control or similar event affecting the Company pursuant to the terms of the award).

1 The portion of the award that was originally scheduled to vest at any time on or after January 1, 2006 and on or before March 31, 2006.

2 The portion of the award that was originally scheduled to vest at any time on or after April 1, 2006 and on or before June 30, 2006.

3 The portion of the award that was originally scheduled to vest at any time on or after July 1, 2006 and on or before September 30, 2006.

4 The portion of the award that was originally scheduled to vest at any time on or after October 1, 2006 and on or before December 31, 2006.

5 The portion of the award that was originally scheduled to vest at any time on or after January 1, 2007 and on or before March 31, 2007.

6 The portion of the award that was originally scheduled to vest at any time on or after April 1, 2007 and on or before March 31, 2008.

7 The portion of the award that was originally scheduled to vest at any time on or after January 1, 2008 and on or before March 31, 2008.